                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Cummins Engine Company, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Check box if any part of the fee is offset as provided by Exchange
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Notes:

                          CUMMINS ENGINE COMPANY, INC.
           500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
Cummins Engine Company, Inc.

  Notice is hereby given that the Annual Meeting of the Shareholders of Cummins Engine Company, Inc. will be held at the Columbus East High School Auditorium, 230 South Marr Road, Columbus, Indiana, on Tuesday, April 9, 1996, at 10:30 a.m., local time, for the following purposes:

  1. to elect fifteen directors of the Company for the ensuing year;

  2. to ratify the appointment of Arthur Andersen LLP as auditors for the year 1996;

  3. to transact any other business that may properly come before the meeting or any adjournment thereof.

  Only shareholders of Common Stock of the Company of record at the close of business on February 23, 1996, are entitled to notice of and to vote at the meeting.

  Shareholders of Common Stock who do not expect to be present in person at the meeting are urged to complete, sign and date the enclosed proxy and return it promptly to the undersigned in the envelope provided.

  The proxy may be revoked by the shareholder giving it at any time before the voting. Any shareholders entitled to vote at the meeting who attend the meeting will be entitled to cast their votes in person.

                                                      Mark R. Gerstle,
                                                       Secretary

March 4, 1996

                          CUMMINS ENGINE COMPANY, INC.
           500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005
                                PROXY STATEMENT

  This proxy statement is being furnished in connection with the solicitation by the Board of Directors of Cummins Engine Company, Inc. (the "Company" or "Cummins") of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, April 9, 1996, and at any adjournment thereof (the "Annual Meeting"). This proxy statement, together with the enclosed proxy, is first being mailed to the shareholders of the Company on or about March 4, 1996.

  Holders of the Company's Common Stock of record at the close of business on February 23, 1996 are entitled to vote at the Annual Meeting. On that date there were issued and outstanding 40,149,855 shares of Common Stock, each of which is entitled to one vote.

  Each share of Common Stock represented by a properly executed proxy will be voted at the Annual Meeting in accordance with the instructions indicated on that proxy, unless such proxy has been previously revoked. If no instructions are indicated on a signed proxy, the shares represented by such proxy will be voted as recommended by the Board of Directors.

  A shareholder may revoke the proxy at any time before it is voted by delivering to the Secretary of the Company written notice of such revocation. This notice must include the number of shares for which the proxy had been given and the name of the shareholder of such shares as it appears on the stock certificate(s) evidencing ownership of such shares. In addition, any shareholder who has executed a proxy but is present at the Annual Meeting will be entitled to cast its vote in person instead of by proxy, thereby cancelling the previously executed proxy.

                          PRINCIPAL SECURITY OWNERSHIP

  The following table identifies those shareholders known to the Company to be the beneficial owners of more than five percent of the Common Stock of the Company and shows as to each such shareholder as of February 29, 1996 (i) the number of shares beneficially owned by such shareholder(s) and the nature of such beneficial ownership and (ii) the percentage of the entire class of Common Stock so beneficially owned:

                                                   AMOUNT AND NATURE
                                                     OF BENEFICIAL   PERCENT
                                                       OWNERSHIP     OF CLASS
                                                   ----------------- --------
      Ford Motor Company                               3,200,000(1)    7.97%
       The American Road
       Dearborn, MI 48121
      Tenneco Inc. General Employee Benefit Trust      3,200,000(2)    7.97%
       c/o Bankers Trust Company
       3000 Two Houston Center
       909 Fannin, Suite 3000
       Houston, TX 77010
      FMR Corporation                                  2,916,686(3)    7.26%
       82 Devonshire Street
       Boston, MA 02109
      Pioneering Management Corporation                2,724,500(4)    6.79%
       60 State Street
       Boston, MA 02109
      Miller Anderson & Sherrerd, LLP                  2,372,400(5)    5.91%
       One Tower Bridge
       West Conshohocken, PA 19428
      Cummins Engine Company, Inc.                     2,272,051       5.66%
       and Affiliates Employee
       Stock Ownership Trust
       c/o The Northern Trust Company
       50 South LaSalle Street
       Chicago, IL 60675

---------
(1) These shares were issued to Ford Motor Company pursuant to an Investment Agreement between the Company and Ford (the "Ford Investment Agreement"). In addition, Ford has an option to acquire an additional 2,961,404 shares pursuant to a Stock Option Agreement between the Company and Ford (the "Ford Option Agreement") which, if exercised, would result in Ford having beneficial ownership of 15.35% of the Company's outstanding Common Stock. Following exercise of the option, Ford is permitted to increase its beneficial ownership of the Company's outstanding Common Stock to 20% by purchasing shares in the open market. See "Other Agreements and Transactions With Directors, Officers and Certain Shareholders."
(2) These shares were originally issued to Tenneco Inc. pursuant to an Investment Agreement between the Company and Tenneco (the "Tenneco Investment Agreement"). On December 29, 1993, the shares were transferred by Tenneco to the master trust for retirement plans of Tenneco and its subsidiaries. Munder Capital Management, 480 Pierce Street, Suite 300, Birmingham, MI 48012 is the investment manager of the master trust account holding the shares and possesses voting and investment powers over the shares on behalf of the trust. See "Other Agreements and Transactions With Directors, Officers and Certain Shareholders."

(3) The source of this information is a Schedule 13G dated February 14, 1996 disclosing beneficial ownership by FMR. FMR states in its 13G that it has sole investment power for all of the shares, sole voting power for 54,576 shares and no shared investment or voting power.
(4) The source of this information is a Schedule 13G dated January 26, 1996 disclosing beneficial ownership by Pioneering Management Corporation. Pioneering states in its 13G that it has sole voting power for all of the shares, sole investment power for 180,000 and shared investment power for 2,544,500 shares.
(5) The source of this information is a Schedule 13G dated February 12, 1996 disclosing beneficial ownership by MAS. MAS states in its 13G that it has sole investment power for all of the shares, sole voting power for 1,458,600 shares and no shared investment or voting power.

                             ELECTION OF DIRECTORS

                                    (ITEM 1)

  It is intended that votes will be cast pursuant to the accompanying proxy for the election of the fifteen nominees listed below, all of whom are presently directors of the Company. All directors will serve for the ensuing year and until their respective successors are elected and qualified. A shareholder may withhold authority from such shareholder's proxy to vote for the election of any or all of the nominees listed below.

  The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected. If, for any reason, one or more of such persons should be unable to serve, it is intended that votes will be cast for a substitute nominee or nominees designated by the Board of Directors unless the Board of Directors decides to reduce the number of directors.

  Messrs. Dabrowski and Mead have been nominated to serve as directors of the Company pursuant to the terms of the Ford Investment Agreement and Tenneco Investment Agreement, respectively. See "Other Agreements and Transactions With Directors, Officers and Certain Shareholders" below.

  The names of the nominees for directors, together with certain information regarding them, are set forth below. Biographical sketches of these nominees, which include their business experience during the past five years and directorships of other corporations, are provided on pages 23 through 30 of this proxy statement.

                                                         AMOUNT AND
                                        FIRST YEAR  NATURE OF BENEFICIAL PERCENT
                                         ELECTED A    OWNERSHIP AS OF      OF
        NAME AND OCCUPATION         AGE DIRECTOR(1) FEBRUARY 29, 1996(2)  CLASS
        -------------------         --- ----------- -------------------- -------
Harold Brown......................   68    1985              799(3)          *
 Counselor, Center for Strategic &
  International Studies; Partner,
  Warburg, Pincus & Co., venture
  banking firm
Kenneth R. Dabrowski..............   52    1994                0(4)          *
 Vice President, Commercial Truck
  Vehicle Center, Ford Motor
  Company, automotive manufacturer
Robert J. Darnall.................   57    1989            1,406             *
 Chairman, President and Chief
  Executive Officer, Inland Steel
  Industries, Inc., steel
  manufacturing and materials
  distribution

                                                        AMOUNT AND
                                       FIRST YEAR  NATURE OF BENEFICIAL PERCENT
                                        ELECTED A    OWNERSHIP AS OF      OF
       NAME AND OCCUPATION         AGE DIRECTOR(1) FEBRUARY 29, 1996(2)  CLASS
       -------------------         --- ----------- -------------------- -------
Walter Y. Elisha.................   63    1991             1,406           *
 Chairman and Chief Executive
  Officer, Springs Industries,
  Inc., manufacturer of home
  furnishings, industrial and
  specialty fabrics
Hanna H. Gray....................   65    1977               599           *
 President Emeritus and Professor
  of History, University of
  Chicago
James A. Henderson...............   61    1974           111,892(5)        *
 Chairman of the Board and Chief
  Executive Officer of Cummins
Dana G. Mead.....................   60    1993               402(6)        *
 Chairman and Chief Executive
  Officer, Tenneco Inc., a
  diversified industrial
  corporation
J. Irwin Miller..................   86    1934           667,796(7)      1.66%
 Former Chairman of Cummins
William I. Miller................   39    1989            36,739(8)        *
 Chairman, Irwin Financial
  Corporation, financial services
  company
Donald S. Perkins................   68    1974             4,406           *
 Retired Chairman, Jewel
  Companies, Inc., diversified
  retailing
William D. Ruckelshaus...........   63    1974             1,406           *
 Chairman of the Board, Browning-
  Ferris Industries, Inc., waste
  management services company
Henry B. Schacht.................   61    1969            87,934(9)        *
 Chairman and Chief Executive
  Officer, Lucent Technologies,
  communication industry products
Theodore M. Solso................   48    1994            68,024(10)       *
 President and Chief Operating
  Officer of Cummins
Franklin A. Thomas...............   61    1973             1,077           *
 President, The Ford Foundation
J. Lawrence Wilson...............   60    1990             2,402           *
 Chairman and Chief Executive
  Officer, Rohm and Haas Company,
  chemicals and plastics
  manufacturing

---------
*Less than 1%.
(1) Except for Mr. Ruckelshaus, each Director has served continuously since the year indicated. Mr. Ruckelshaus served on the Board of Directors from 1974 until 1983 when he returned to Federal Government service and was reelected to the Board of Directors in 1985.
(2) Except as indicated, the voting and investment powers of the shares listed are held solely by the reported owner.
(3) These shares are held by a trust, of which Dr. Brown is a co-trustee, settlor and beneficiary.
(4) See note (1) to the Principal Security Ownership table regarding Ford Motor Company's beneficial ownership of the Company's Common Stock.
(5) Includes 28,600 shares which Mr. Henderson has the right to acquire within the next 60 days through the exercise of stock options. Also included are 400 shares held by Mr. Henderson's wife who has sole voting and investment powers thereof.

(6) See note (2) to the Principal Security Ownership table regarding beneficial ownership by the Tenneco Inc. General Employee Benefit Trust of the Company's Common Stock. Mr. Mead is a member of the Investment Committee of the Tenneco Inc. General Employee Benefit Trust.
(7) Includes 638,948 shares beneficially owned by Mr. Miller with sole voting and investment powers and 28,842 shares beneficially owned by Mr. Miller's wife, Xenia S. Miller, with sole voting and investment powers. Does not include 446,464 shares for which Mr. Miller possesses shared voting and investment powers solely as an executor. If included, Mr. Miller's aggregate beneficial ownership would be 2.7% of the Company's Common Stock.
(8) Includes 14,565 shares held by Mr. Miller for the benefit of his children. Mr. W. I. Miller is Mr. J. I. Miller's son.
(9) Includes 36,900 shares which Mr. Schacht has the right to acquire within the next 60 days through the exercise of stock options.
(10) Includes 17,500 shares which Mr. Solso has the right to acquire within the next 60 days through the exercise of stock options. Also included are 14,604 shares held by Mr. Solso's wife who has sole voting and investment powers thereof and 14,604 shares held by a family limited partnership of which Mr. Solso is a general partner.

  Directors will be elected by a plurality of the votes cast. Votes cast for a nominee and, if no contrary instructions are indicated on a signed proxy, the shares represented by such proxy will be voted for a nominee. Abstentions, broker non-votes and instructions on a signed proxy withholding a vote will result in a nominee receiving fewer votes. However, the number of votes otherwise cast for the nominee will not be affected by such actions.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors held five meetings during 1995. All of the directors attended 75% or more meetings of the Board and Committees on which they served.

  The Board of Directors has established eight standing committees. The functions performed by certain of these committees and the members of the Board of Directors currently serving on these committees are as follows:

  Audit Committee. The members of the Audit Committee are D. S. Perkins (Chairman), H. H. Gray and W. D. Ruckelshaus. The Committee reviews the accounting and auditing principles and procedures of the Company. The Audit Committee reviews the scope, timing, and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee met four times during 1995.

  Compensation Committee. The members of the Compensation Committee are H. H. Gray (Chairman), H. Brown, D. S. Perkins, W. D. Ruckelshaus and F. A. Thomas. The Compensation Committee administers and determines eligibility for and makes awards under the Company's stock option and other stock incentive plans. The Committee also reviews and evaluates the Company's executive compensation standards and practices, including salaries, bonus distributions, deferred compensation practices and participation in stock purchase plans. The Compensation Committee met three times during 1995.

  Nominating and Organization Committee. The members of the Nominating and Organization Committee are F. A. Thomas (Chairman), H. Brown, K. R. Dabrowski,
R. J. Darnall, W. Y. Elisha, H. H. Gray, D. G. Mead, W. I. Miller, D. S. Perkins, W. D. Ruckelshaus and J. L. Wilson. The Nominating and Organization Committee reviews and makes recommendations to the Board with respect to membership, size, composition, procedures and organization of the Board of Directors. The Committee also evaluates the Chief Executive Officer's performance and monitors meeting attendance of Board members. This Committee will consider shareholders' recommendations of nominees for election to the Board of Directors. Shareholder recommendations, including biographical information as to the proposed candidate and a statement from the shareholder as to the qualifications and willingness of such person to serve on the Company's Board of Directors, must be submitted in writing to the Secretary of the Company in accordance with the procedures established in the Company's By-Laws. The Nominating and Organization Committee replaced the former Nominating Committee and met one time during 1995.

  Executive Committee. The members of the Executive Committee are J. A. Henderson (Chairman), J. I. Miller, W. I. Miller and T. M. Solso. The Executive Committee is authorized to exercise the powers of the Board of Directors in the management and direction of the business and affairs of the Company during the intervals between meetings of the Board of Directors. The Executive Committee met one time during 1995.

  Other Committees. In addition to the Committees described above, the Board of Directors has established the following committees: Business Development Committee (J. L. Wilson, Chairman, W. Y. Elisha and H. B. Schacht); Employee Development and Benefits Committee (R. J. Darnall, Chairman, D. G. Mead and W.
I. Miller); Proxy Committee (J. I. Miller, Chairman, H. B. Schacht and F. A. Thomas); and Technology Committee (H. Brown, Chairman, K. R. Dabrowski, J. I. Miller, T. M. Solso and F. A. Thomas).

  Each director who is not an officer of the Company receives an annual fee of $33,000, $27,000 of which is paid in cash and $6,000 of which is paid in the form of restricted stock. Each non-officer director also receives $1,000 for each special meeting of the Board of Directors attended. Committee chairmen (other than the Executive or Proxy Committee) receive an additional annual fee of $9,000. Non-chair members of the Audit, Business Development, Executive, Compensation, Employee Development and Benefits, Nominating and Organization and Technology Committees receive an additional $6,000 fee for each such Committee membership. Committee members also receive $1,000 for attending a Committee meeting (other than a meeting of the Executive Committee) that is not held in connection with a regular or special meeting of the Board of Directors.

  As part of the Company's overall support of charitable and educational institutions and as an aid in attracting and retaining qualified directors, the Company has established the Cummins Engine Company Charitable Bequest Program in which all directors participate. Upon the death of a director, the Company will donate ten equal annual installments of $100,000 to one or more qualifying institutions designated by such director, subject to certain vesting requirements based upon years of service as a director. The Company has purchased life insurance policies on each director, the proceeds of which fund donations under the program. Directors will not receive any financial benefit from the program since all charitable deductions accrue solely to the Company.

  Nominee Harold Brown has a consulting arrangement with the Company pursuant to which he provides consulting services in connection with the Company's research and development activities and related technology issues. During 1995, the Company paid Dr. Brown $50,000 for these services. In addition, the Company has established a Science and Technology Advisory Council on which Dr. Brown serves as Chairman. The Council advises senior management and the Board of Directors on the direction and implication of developments in science, technology and environmental issues that may have applicability to the Company's current and future business goals and objectives. For his services on the Council, Dr. Brown is paid an annual retainer of $17,000, including $7,000 for serving as Chairman, and an additional fee of $3,000 for each day of meetings attended during the year.

  Nominee Henry B. Schacht had a consulting arrangement with the Company during 1995 in order to retain, for the benefit of the Company, the knowledge and judgment of Mr. Schacht in connection with strategic planning, business alliances and other significant matters following his retirement from the Company. Pursuant to the arrangement, Mr. Schacht was available to the Board and senior management for at least one week during each month and was paid $337,500 for his services during the year.

  The Company has a deferred compensation plan for non-employee directors, pursuant to which such directors may elect to defer receipt of all or any portion of their compensation while they serve as a director of the Company. Upon ceasing to be a director, the deferred compensation, plus accrued interest, is paid to the director or the director's beneficiary in a lump sum or in annual installments, not to exceed ten, as specified by the director. Upon a change of control of the Company (as defined in the plan), such deferred compensation and interest is paid in cash to the director in one lump sum.

  The Company also maintains a retirement plan for non-employee directors who have no vested rights under any other pension plan sponsored by the Company and who have served as a director for 5 or more years. Under the plan, annual payments equal to the amount of fees (excluding Committee fees) paid or payable for the final year of service are made to a former director each year for the lesser of 20 years or the number of years served as a director. Upon a change of control of the Company (as defined in the plan), the actuarial present value of accrued but unpaid benefits will be distributed in one lump sum.

                             EXECUTIVE COMPENSATION

                         COMPENSATION COMMITTEE REPORT

  The Compensation Committee Report is organized as follows:

  . Role of the Compensation Committee

  . Objectives and Principles

  . Compensation Program Elements

  . Compensation of the Chief Executive Officer

ROLE OF COMPENSATION COMMITTEE

  The Compensation Committee is made up of five members of the Board of Directors of the Company, who are not current or former employees of the corporation. The Committee has oversight responsibility for the Company's executive compensation programs. The Committee reviews the general compensation philosophy of the Company, the elements of the compensation program, the specifics of each element, the goals and measurements used in the program, and the results of the compensation program compared to the philosophy to determine if the compensation program is performing as expected.

  In addition, the Committee reviews the individual levels and awards for each of the five most highly paid officers and takes appropriate action. In its review, the Committee has direct access to advice from professional executive compensation consultants. The Committee also reviews its actions with the full Board of Directors.

OBJECTIVES AND PRINCIPLES OF EXECUTIVE COMPENSATION

  Cummins' executive compensation is designed to attract, motivate, and retain the personnel required to achieve the Company's performance goals in the competitive global business environment. The program is designed to reflect the individual's contribution and the performance of the Company. The program attempts to strike an appropriate balance between short-term and long-term performance.

  The Company is committed to the concept of pay for sustained financial performance. We evaluate performance over several periods of time. While the specific elements of executive compensation vary from time to time, the Compensation Committee focuses on this central principle of pay for performance in reviewing the compensation program, any proposed changes, and the specific awards.

  The Committee follows several principles, in addition to pay for performance, in designing and implementing compensation programs for its officers.

  . Programs should provide competitive compensation opportunity; the concept of opportunity is important in our program. We believe the executive should have the opportunity to do well if the Company does well, but that total compensation should vary in relation to the Company's performance.

  . An individual's compensation should be at the median of the range when compared to the compensation of individuals in U.S. industrial companies with sales volumes similar to Cummins, when Cummins' financial performance is at the median of those companies.

  . There should be a balance between short-term and long-term elements of compensation.

  . The more senior a person's position, the more the compensation should be "at risk", i.e., dependent on the performance of the Company.

  . Stock should be an important part of the program in order to link the management's compensation with shareholders' expectations; the greater the level of responsibility of the person, the more the compensation should be stock-based.

  . The system should be as simple and as easily understood as possible.

  . Payouts should not accumulate, causing large one-time payments.

  In addition to these principles, we have the following observations:

  . No single program accomplishes these aims consistently; a mix of programs is best.

  . There is no single best comparator of performance with other companies; a mix of comparators should be used.

  . In this complex area, relative simplicity seems the best that can be achieved.

  . There is no perfect program; change should be expected from time to time as the outcome of the Committee's periodic reviews.

  Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits the corporate tax deduction to one million dollars for compensation paid annually to any one of the named executive officers in the proxy, unless the compensation meets certain requirements. The Committee adopted changes to the compensation program, approved by shareholders in 1995, that qualify payments under the Senior Executive Bonus Plan and Senior Executive Three Year Performance Plan for tax deductibility under Section 162(m). These changes were designed to maximize tax deductibility, while retaining the ability to attract, retain and motivate executives to achieve our business objectives. Payments under these plans were certified by the Compensation Committee for each payment period in 1995.

  As indicated below, the Base Salary of the named executive officers is set at the median of the range of the salaries of individuals with similar positions in companies of similar size to Cummins. The Committee intends to continue this policy notwithstanding the enactment of Section 162(m).

COMPENSATION PROGRAM ELEMENTS

  The Company's executive compensation program consists of four elements: Base Salary, Short-Term Bonus, Medium-Term compensation, and Long-Term compensation. Each is designed to accomplish a somewhat different objective. In total, they are designed to fulfill the Company's basic goals of linking pay to financial performance and paying competitively. All officers participate in each element of the program.

  We use survey data provided by our compensation consultants to determine competitive levels of pay. These surveys include over 340 U.S. industrial corporations (including the eleven companies that comprise the "Peer Group" companies used in the Shareholder Return Performance Presentation on page 13 of this Proxy Statement). Each element of pay described below is intended to provide compensation for each position at the median of the amounts companies of similar size in the survey would pay the same position.

1. Base Salary

  Base Salary is reviewed annually. It is the only fixed portion of the executive's compensation. Base Salary is normally set at the median of the range of the salaries of individuals with similar positions in companies of similar size to Cummins.

2. Short-Term Bonus

  This element is designed to link executive pay to the short-term performance of the Company. The payout is made quarterly, with the Payout Factor calculated on a formula established by the Committee and reviewed annually. Each person is assigned a participation rate that is a percent of salary. The quarterly bonus is then determined as follows.

  (Short-Term Bonus) equals (Annual Base Salary) times (participation percentage assigned to each job) times (Payout Factor) times ( 1/4).

  Participation rates are based on the same survey data as base salaries and are set at the median of the range for like positions in similarly sized companies.

  The Payout Factor for the quarterly bonus is set to yield a 1.0 Payout Factor for Company financial performance that is at the median of U.S. industrial companies measured over recent history. In 1995, return on equity was the measure used to compare performance. Return on equity levels are converted to equivalent return on sales levels for use in the Payout Factor formula. In determining the return on sales level equivalent to the market median return on equity to establish the 1.0 Payout Factor point for the Short-Term Bonus Plan for 1995, we used a full corporate tax rate, not taking credit for tax loss carryforwards.

  When the Company's performance is less than the median, the quarterly bonus pays less than 1.0--and does not pay at all if the Company is not profitable. When the Company's performance exceeds the median, the quarterly Payout Factor is greater than 1.0 and compensation is greater than the median of those companies included in our surveys.

  In order to comply with the requirements of Section 162 (m), designated officers (the Chief Executive Officer and the Chief Operating Officer in 1995) were compensated under a modified version of the Short-Term Bonus Plan, called the Senior Executive Bonus Plan. The Senior Executive Bonus Plan differs from the Short-Term Bonus Plan in which many employees at all levels of the Company, including all officers, participate, only in that the Compensation Committee has no discretion to increase the payouts once it establishes the performance measures each year.

3. Medium-Term: Three Year Performance Plan

  The Three Year Performance Plan measures Cummins' performance versus the Peer Group companies over a rolling three-year cycle. For each three-year Award Cycle, a Target Award is granted to each participant, expressed as a dollar amount.

  The Committee establishes performance guidelines to determine the portion of the granted amount to be paid for each three-year Award Cycle. A new Award Cycle begins each year, hence payout opportunity is annual. The first payout under this program was in 1995. The performance measure for Award Cycles ending before 1998 is return on equity. The Committee establishes a scale of multiples of the Target Award to be paid for various levels of Company performance over each Award Cycle. The plan pays the full granted amount if Cummins' performance (based on the applicable performance measure) is equal to the median of the Peer Group companies over the three-year cycle. A portion or multiple of the granted amount is paid if three-year performance is less or greater than the median of these companies, based on a scale established by the Committee. The maximum that can be paid is two times the Target Award for performance that is twice the median of the Peer Companies.

  As with the Short-Term Bonus Plan, to comply with the requirements of Section 162(m), designated officers (the Chief Executive Officer and Chief Operating Officer in 1995) were compensated under a modified version of the Three Year Performance Plan, called the Senior Executive Three Year Performance Plan. The plans are identical except that the Committee's discretion to adjust payments upward is eliminated in the Senior Executive Three Year Performance Plan.

4. Long-Term: The 1992 Cummins Stock Incentive Plan

  In December 1992, 1993, 1994, and 1995 restricted stock and stock options were granted to officers under the 1992 Cummins Stock Incentive Plan. Restrictions on the restricted stock will lapse on one-third of each grant annually, beginning two years and one month from the date of each grant. The stock options expire ten years from grant, but cannot be exercised for the first two years.

  Grant amounts under the Medium-Term and Long-Term plan elements are set to provide total compensation opportunity at the median of that provided by similarly-sized U.S. industrial companies in our survey base, when combined with Base Salary and Short-Term Bonus. The Committee reviews the proportion of total compensation that is dependent on Company performance in determining the allocation of the compensation opportunity among each of the Medium-Term and Long-Term plan elements for each position. More senior positions have a larger proportion of total compensation opportunity dependent on Company performance than do less senior positions.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  James A. Henderson became Chief Executive Officer on July 12, 1994, and Chairman on February 14, 1995, when Henry B. Schacht retired.

  Approximately one-third of the CEO's annualized total compensation opportunity is fixed Base Salary. Two-thirds of the total is based on Company performance, assuming median Company financial performance. When the Company's performance is better than the median, the variable compensation elements pay more and comprise a larger portion of the total. When the Company's performance is less than median, the variable elements pay less and comprise a smaller proportion of the total.

  The Base Salary and Short-Term Bonus participation rate of the CEO are set at the median of our survey companies specifically as described under the Base Salary and Short-Term Bonus sections appearing earlier in this report.

  As it did in 1994, the Company exceeded market median financial performance in 1995, and the Short-Term Bonus payouts reflect this performance. However, Company performance in 1995 lagged that of 1994, and this is reflected in lower bonus payouts for the CEO in 1995.

  In December, 1995 the CEO received grants of restricted stock and stock options under the Long-Term 1992 Stock Incentive Plan. Target Awards under the Medium-Term Senior Executive Three Year Performance Plan were granted in February for the 1995-1997 Award Cycle (payable in 1998) and in December for the 1996-1998 Award Cycle (payable in 1999). The Committee intends to continue making grants under both plans annually.

  In determining grant amounts for the CEO, as explained earlier, the Committee set the total of the four elements of the executive compensation program--Base Salary, Short-Term Bonus, Medium-Term Plan, and the Long-Term Plan--to provide annualized compensation opportunity to the CEO equal to the median of the range of total compensation opportunity provided for CEOs by the survey companies described earlier in this report.

  The Committee reviews the CEO's performance annually, based on how well the Company is implementing its business strategy and achieving its business objectives, both short-term and long-term. This review considers both quantitative and qualitative performance matters, and is a key factor in setting the CEO's compensation.

  We hope this general discussion and the following tables and graphs help you understand the Company's executive compensation philosophy and program.

                                               Hanna H. Gray, Chairman
                                               Harold Brown
                                               Donald S. Perkins
                                               William D. Ruckelshaus
                                               Franklin A. Thomas

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

  The following graph compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and an index of peer companies selected by the Company. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's stock.


                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG CUMMINS ENGINE, S&P 500 INDEX AND PEER GROUP


Measurement Period           CUMMINS        S&P
(Fiscal Year Covered)        ENGINE         500 INDEX    PEER GROUP
-------------------          ----------     ---------    ----------
Measurement Pt-
  1990                       $100           $100         $100
FYE 1991                     $148.20        $130.48      $102.87
FYE 1992                     $213.72        $140.46      $131.05
FYE 1993                     $295.84        $154.62      $205.29
FYE 1994                     $252.64        $156.66      $181.56
FYE 1995                     $211.54        $215.54      $215.54

--------
  *Arvin Industries, Inc., Caterpillar, Inc., Dana Corporation, Deere & Company, Dresser Industries, Inc., Eaton Corporation, Ford Motor Company, General Motors Corporation, Ingersoll-Rand Company, Navistar International Corporation and Paccar, Inc.

COMPENSATION TABLES AND OTHER INFORMATION

  The summary compensation table and accompanying notes and other information on the following pages include individual compensation information for the last three fiscal years on the Company's Chairman and Chief Executive Officer and the five other most highly compensated executive officers during 1995. Mr. Hamilton resigned from the Company on December 9, 1995. The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the established reporting threshold and is not included in the table.
LOGO

                          SUMMARY COMPENSATION TABLE

                           ANNUAL COMPENSATION             LONG TERM COMPENSATION
                          ---------------------- ------------------------------------------
                                                       AWARDS               PAYOUTS
                                                 ------------------- ----------------------
                                                    (1)                  (3)        (4)         (5)
                                                              (2)      MEDIUM-
                                                 RESTRICTED  STOCK      TERM
        NAME AND                                   STOCK    OPTIONS/ PERFORMANCE    LTIP     ALL OTHER
   PRINCIPAL POSITION     YEAR  SALARY   BONUS     AWARDS   SARS (#)    PLANS     PAYOUTS   COMPENSATION
   ------------------     ----  ------   -----   ---------- -------- -----------  -------   ------------
J. A. Henderson
 Chairman of the Board    1995 $727,500 $646,500  $418,500   28,100   $382,500   $        0   $52,700
 and Chief Executive      1994 $654,000 $767,940  $346,000   22,600   $203,680   $1,081,250   $39,520
 Officer                  1993 $554,000 $415,500  $303,100   14,200   $      0   $1,330,040   $31,999
T. M. Solso
 President and Chief      1995 $480,000 $390,500  $267,375   17,900   $225,000   $        0   $38,024
 Operating Officer        1994 $405,417 $439,381  $177,325   11,500   $ 91,706   $  378,438   $28,203
                          1993 $352,500 $242,344  $175,906    7,000   $      0   $  736,885   $21,140
F. J. Loughrey
 Group Vice President--   1995 $347,292 $259,792  $162,750   10,800   $112,500   $        0   $20,720
 Worldwide Operations     1994 $275,000 $222,131  $129,750    8,000   $ 57,704   $  173,000   $19,230
 and Technology           1993 $253,500 $142,594  $ 94,719    3,750   $      0   $  375,533   $15,437
C. R. Cordaro
 Group Vice President--   1995 $270,000 $181,125  $131,750    8,800   $ 82,500   $        0   $23,552
 Marketing                1994 $257,500 $226,294  $ 75,688    4,900   $ 54,438   $  173,043   $18,246
                          1993 $242,500 $136,406  $ 59,538    2,750   $      0   $  375,480   $15,676
J. K. Edwards
 Vice President--         1995 $252,500 $168,750  $131,750    8,800   $ 82,500   $        0   $17,458
 International            1994 $235,000 $206,663  $ 86,500    6,000   $ 37,688   $    6,414   $18,276
                          1993 $212,500 $116,781  $ 73,069    2,750   $      0   $  241,826   $18,330
P. B. Hamilton
 Vice President and       1995 $327,917 $222,937  $      0        0   $112,500   $        0   $36,744
 Chief Financial Officer  1994 $325,000 $285,638  $103,800    6,900   $ 68,591   $  216,250   $27,674
 (through 12/9/95)        1993 $307,500 $172,969  $ 94,719    3,750   $      0   $  469,363   $20,532

---------
(1) Pursuant to the Corporation's 1992 Stock Incentive Plan, a total of 83,125 shares of Restricted Stock were granted in 1995, having a total value at date of grant of $3,206,319. Shares are restricted for two years and one month subsequent to grant, then are vested in 1/3 annual increments in years 3 through 5 subsequent to grant, if the participant remains an employee of the Company. Dividends will be paid on these shares. As of year-end 1995, the total number of shares of Restricted Stock and the value thereof held by each executive officer was as follows: J. A. Henderson, 28,669 shares, $1,060,753; T. M. Solso 16,918 shares, $625,966;
    F. J. Loughrey, 10,284 shares, $380,508; J. K. Edwards, 7,750 shares, $286,750; C. R. Cordaro, 7,250 shares, $268,250.
(2) Stock Options awarded pursuant to the Corporation's 1992 Stock Incentive Plan. Stock Options may not be exercised for two years subsequent to grant and expire ten years from grant.
(3) The payout for 1995 represents payout for the 1992-1994 Award Cycle under the Three Year Performance Plan. This was the first payout under the Three Year Performance Plan. The payout is calculated as the individual's Target Award times Payout Factor for the Award Cycle. The Payout Factor was based on the Corporation's Return on Equity compared to the median ROE of a panel of eleven comparator companies over the Three Year Award Cycle.
   The payout in 1994 represents payout for the 1989-1993 Award Cycle under the Five Year Performance Plan. This was the final payout under that plan. The payout was calculated as Base Salary times the individual's Participation Percentage times Payout Factor for the Award Cycle. The Payout Factor was based on the Corporation's Return on Equity compared to the median ROE of a panel of eleven comparator companies over the Five Year Award Cycle.
(4) Represents shares distributed under the Company's Performance Share Plan. The Performance Share Plan was adopted in 1987 under which executive officers and other key employees were awarded Share Rights to be converted into shares of the Company's Common Stock by December 31, 2006, or earlier as financial performance goals established by the Compensation Committee were achieved. The Plan was intended to cover the seven-year period 1988 through 1994. There were no distributions of Share Rights for Plan Year 1988, Plan Year 1989, or Plan Year 1990. The distribution for Plan Year 1991 was made in February 1992; the 1992 distribution was made in February 1993; the 1993 distribution was made in February 1994; the final distribution was made in January 1995.
(5) Amounts reported as "All Other Compensation" for 1995 include, respectively, matching contributions by the Company under the Retirement and Savings Plan, "above market" earnings on previously deferred compensation, and premium payments made to the Supplemental Life Insurance and Deferred Income Program as follows: J. A. Henderson ($413, $24,889 and $27,398); T. M. Solso ($1,778, $18,186 and $18,060); F. J. Loughrey
    ($1,746, $6,324 and $12,650); C. R. Cordaro ($1,746, $8,939, and $12,867);
    J. K. Edwards ($1,746, $0 and $15,712); and P. B. Hamilton ($1,715,
    $17,602, and $17,427).

                        SECURITY OWNERSHIP OF MANAGEMENT

  Set forth below is information as of February 29, 1996, regarding the beneficial ownership of Common Stock of the Company by the Chief Executive Officer, each of its five other named executive officers during 1995 and the directors and executive officers of the Company as a group.

                                                     AMOUNT AND NATURE
                                                       OF BENEFICIAL   PERCENT
                                                         OWNERSHIP     OF CLASS
                                                     ----------------- --------
      James A. Henderson
       Chairman of the Board and Chief
       Executive Officer............................       111,892(1)     *
      Theodore M. Solso
       President and Chief Operating
       Officer......................................        68,024(2)     *
      F. Joseph Loughrey
       Group Vice President--Worldwide
       Operations and Technology....................        26,514(3)     *
      C. Roberto Cordaro
       Group Vice President--Marketing..............        28,228(4)     *
      John K. Edwards
       Vice President--International................        20,524(5)     *
      Peter B. Hamilton
       Vice President and Chief
       Financial Officer
       (through 12/9/95)............................        28,474        *
      All directors and executive officers as
       a group, a total of 24 persons...............     1,179,771(6)    2.94%

---------
*  Less than 1%
(1) See footnote 5 to the director nominee listing on page 4.
(2) See footnote 10 to the director nominee listing on page 5.
(3) Includes 7,750 shares which Mr. Loughrey has the right to acquire within the next 60 days through the exercise of stock options.
(4) Includes 8,250 shares which Mr. Cordaro has the right to acquire within the next 60 days through the exercise of stock options.
(5) Includes 8,950 shares which Mr. Edwards has the right to acquire within the next 60 days through the exercise of stock options.
(6) Includes 117,700 shares which the officers have the right to acquire within the next 60 days through the exercise of stock options.

  The following table discloses, for each of the named executive officers, information regarding individual grants of stock options and stock appreciation rights made during 1995, and their potential realizable values.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                             POTENTIAL
                                                                            REALIZABLE
                                                                         VALUE AT ASSUMED
                                                                          ANNUAL RATES OF
                                                                            STOCK PRICE
                                                                         APPRECIATION FOR
                                       INDIVIDUAL GRANTS                   OPTION TERMS
                         ---------------------------------------------- -------------------
                                       % OF TOTAL
                                      OPTIONS/SARS
                             (1)       GRANTED TO  EXERCISE
                         OPTIONS/SARS EMPLOYEES IN   PRICE   EXPIRATION
          NAME           GRANTED (#)  FISCAL YEAR  ($/SHARE)    DATE     5% ($)   10% ($)
          ----           ------------ ------------ --------- ---------- -------- ----------
J. A. Henderson.........    28,100        7.8%      $39.00    12/12/05  $690,417 $1,742,481
T. M. Solso.............    17,900        4.9%      $39.00    12/12/05  $439,803 $1,109,979
F. J. Loughrey..........    10,800        3.0%      $39.00    12/12/05  $257,985 $  651,105
J. K. Edwards...........     8,800        2.4%      $39.00    12/12/05  $216,216 $  545,688
C. R. Cordaro...........     8,800        2.4%      $39.00    12/12/05  $216,216 $  545,688
P. B. Hamilton..........         0        --           --          --        --         --

  Stock option and stock appreciation right exercise activity during 1995, on an aggregated basis for each of the named executives, is contained in the following table. Also disclosed are the number and value of options and appreciation rights, on an aggregated basis, held by each named executive as of December 31, 1995.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION/SAR
                                     VALUE

                                                                                 VALUE OF
                                                       NUMBER OF                UNEXERCISED
                          NUMBER OF                   UNEXERCISED        IN-THE-MONEY OPTIONS/SARS
                          SECURITIES                OPTIONS/SARS AT                 AT
                          UNDERLYING   VALUE          FY-END (#)                FY-END ($)
                         OPTIONS/SARS REALIZED ------------------------- -------------------------
   NAME                   EXERCISED     ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                  ------------ -------- ----------- ------------- ----------- -------------
J. A. Henderson.........        0      $    0    28,600       50,700       $     0    $        0
T. M. Solso.............        0      $    0    17,500       29,400       $     0    $        0
F. J. Loughrey..........        0      $    0     7,750       18,800       $     0    $        0
J. K. Edwards...........        0      $    0     8,950       14,800       $44,800    $        0
C. R. Cordaro...........        0      $    0     8,250       13,700       $     0    $        0
P. B. Hamilton..........    4,000      $1,880         0            0           --            --

  Estimated benefits payable to each named executive pursuant to long-term incentive plan rights awarded during 1995 are disclosed in the following table.

         LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR/SAR VALUE

                           NUMBER OF                   ESTIMATED FUTURE PAYOUTS
                         SHARES, UNITS                UNDER NON-STOCK BASED PLANS
                           OR OTHER     PERIOD UNTIL  ---------------------------
   NAME                    RIGHTS(1)       PAYOUT     THRESHOLD  TARGET  MAXIMUM
   ----                  ------------- -------------- --------- -------- --------
J. A. Henderson.........        0                      $85,000  $340,000 $680,000(2)
                                                       $93,750  $375,000 $750,000(3)
T. M. Solso.............        0                      $50,000  $200,000 $400,000(2)
                                                       $70,000  $280,000 $560,000(3)
F. J. Loughrey..........        0                      $35,000  $140,000 $280,000(4)
C. R. Cordaro...........        0                      $22,500  $ 90,000 $180,000(4)
J. K. Edwards...........        0                      $22,500  $ 90,000 $180,000(4)
P. B. Hamilton..........        0                            0         0        0

---------
(1) No shares, units or other rights were awarded in the last fiscal year. The Company has made targeted dollar awards under its Three Year Performance Plan and Senior Executive Three Year Performance Plan, with payouts tied to Company performance over a rolling three-year cycle, as determined by the Compensation Committee of the Board of Directors. The Committee establishes performance measures as guidelines. For the 1995-1997 Award Cycle under the Three Year Performance Plan (payable in 1998), and the 1995-1997 Award Cycle (payable in 1998) and the 1996-1998 Award Cycle (payable in 1999) under the Senior Executive Three Year Performance Plan, the performance guidelines are tied to achieving certain levels of return on equity (ROE) compared to the Peer Group companies. The Target Award will be earned if the Company's ROE is equal to the median ROE of the Peer Group companies. The Threshold Payment will be earned if the Company's ROE is 50% of the Peer Group companies' median ROE. The Maximum Payment is earned if the Company's ROE is 200% of the Peer Group companies' ROE.
(2) Granted under the Senior Executive Three Year Performance Plan for the 1995-1997 Award Cycle, payable in 1998.
(3) Granted under the Senior Executive Three Year Performance Plan for the 1996-1998 Award Cycle, payable in 1999.
(4) Granted under the Three Year Performance Plan for the 1995-1997 Award Cycle, payable in 1998.

                               PENSION PLAN TABLE

  The following table sets forth the estimated non-contributory annual benefits upon normal retirement in 1995 under the Company's Retirement Plan (including the Excess Benefit Retirement Plan) for specified compensation and years of service classifications. The amounts shown are computed on the basis of an ordinary life annuity and are not subject to deductions for Social Security benefits or other amounts.

                       ESTIMATED ANNUAL BENEFIT UPON RETIREMENT
   AVERAGE                         YEARS OF SERVICE
     BASE    -------------------------------------------------------------
    SALARY     10       15       20       25       30       35       40
   -------   ------- -------- -------- -------- -------- -------- --------
   $200,000  $24,478 $ 36,716 $ 48,955 $ 61,194 $ 73,433 $ 85,671 $ 97,910
   $225,000  $27,603 $ 41,404 $ 55,205 $ 69,006 $ 82,808 $ 96,609 $110,410
   $250,000  $30,728 $ 46,091 $ 61,455 $ 76,819 $ 92,183 $107,546 $122,910
   $300,000  $36,978 $ 55,466 $ 73,955 $ 92,444 $110,933 $129,421 $147,910
   $350,000  $43,228 $ 64,841 $ 86,455 $108,069 $129,683 $151,296 $172,910
   $400,000  $49,478 $ 74,216 $ 98,955 $123,694 $148,433 $173,171 $197,910
   $450,000  $55,728 $ 83,591 $111,455 $139,319 $167,183 $195,046 $222,910
   $500,000  $61,978 $ 92,966 $123,955 $154,944 $185,933 $216,921 $247,910
   $600,000  $74,478 $111,716 $148,955 $186,194 $223,433 $260,671 $297,910
   $700,000  $86,978 $130,466 $173,955 $217,444 $260,933 $304,421 $347,910
   $800,000  $99,478 $149,216 $198,955 $248,694 $298,433 $348,171 $397,910

  Compensation for purposes of the Retirement Plan is the highest average base salary for any consecutive five-year period prior to retirement. Covered compensation is disclosed under the "Salary" column of the Summary Compensation Table on page 14. The average base salary and full years of service as of December 31, 1995 for the Company's Chief Executive Officer and the other named executive officers during 1995 are as follows: J. A. Henderson, $592,600, 31 years; T. M. Solso, $391,000, 24 years; F. J. Loughrey, $272,400, 22 years; C.
R. Cordaro, $248,000, 17 years; J. K. Edwards, $222,000, 23 years; and P. B. Hamilton, $316,000, 12 years. Mr. Hamilton's average base salary is calculated through 12/9/95.

                         CHANGE OF CONTROL ARRANGEMENTS

  In the event of a change of control of the Company, the Company will provide benefits to certain executives including the Chief Executive Officer and other executive officers named in the Summary Compensation Table on page 14. Each of the named executive officers would be entitled to three year's salary plus twelve quarterly bonus payments. The Company will also provide for the full vesting of certain insurance and retirement benefits and the continuation in effect for a three-year severance period of certain other employee benefits. In addition, the Company's retirement plans will allocate any actuarial surplus assets to fund increased pension benefits, stock options previously granted will become fully exercisable, and certain long-term incentive plan awards will be paid in cash based on the completed portions of award cycles then in progress. The value of supplemental and excess retirement annuity benefits will also be paid in cash. A change of control for these purposes is defined in each of the various plans and programs providing these benefits.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Company's Compensation Committee are Hanna H. Gray, Harold Brown, Donald S. Perkins, William D. Ruckelshaus and Franklin A. Thomas.

  Member Harold Brown has a consulting arrangement with the Company pursuant to which he provides consulting services in connection with the Company's research and development activities and related technology issues. During 1995, the Company paid Dr. Brown $50,000 for these services. In addition, the Company has established a Science and Technology Advisory Council on which Dr. Brown serves as Chairman. The Council advises senior management and the Board of Directors on the direction and implication of developments in science, technology and environmental issues that may have applicability to the Company's current and future business goals and objectives. For his services on the Council, Dr. Brown is paid an annual retainer of $17,000, including $7,000 for serving as Chairman, and an additional fee of $3,000 for each day of meetings attended during the year.

     OTHER TRANSACTIONS AND AGREEMENTS WITH DIRECTORS, OFFICERS AND CERTAIN
                                  SHAREHOLDERS

Investment Agreements With Certain Shareholders

  On July 16, 1990, the Company entered into (i) the Ford Investment Agreement, pursuant to which, among other things, in consideration of $100,000,000 received from Ford, Ford was issued one share of a newly created series of the Company's Preference Stock, designated Convertible Preference Stock, Series F (the "Series F Preference Stock"), which Series F Preference Stock was convertible into 1,600,000 shares of the Company's Common Stock and (ii) the Tenneco Investment Agreement, pursuant to which, among other things, in consideration of $100,000,000 received from Tenneco, Tenneco was issued one share of a newly created series of the Company's Preference Stock, designated Convertible Preference Stock, Series T (the "Series T Preference Stock"), which Series T Preference Stock was convertible into 1,600,000 shares of Common Stock. On September 12, 1990, the shares of Series F and T Preference Stock were converted into 1,600,000 shares of Common Stock each for Ford and Tenneco, respectively.

  On July 16, 1990, the Company entered into the Ford Stock Option Agreement pursuant to which, among other things, for a six year period Ford has an option (the "Option") to purchase 2,961,404 shares of Common Stock, subject to adjustment for various actions that Ford or the Company may or may not take, at a price per share equal to the higher of (x) $31.25 per share and (y) 120% of the market price at the time of exercise of the Option thereunder. The option price and number of shares subject to the Option may be adjusted to reflect certain changes in the Company's capitalization and other purchases of voting securities by Ford. The impact of these provisions may be to adjust the exercise price and amount of voting securities Ford would be permitted to acquire pursuant to the Option.

  On December 29, 1993, pursuant to a Consent and Amendment to the Tenneco Investment Agreement, the Company consented to Tenneco's transfer of all of its shares of the Company's Common Stock to the Tenneco Inc. General Employee Benefit Trust (the "GEBT"). Under the Consent and Amendment, all of Tenneco's rights and obligations under the Tenneco Investment Agreement were assigned to and assumed by the GEBT.

  Each of Ford and the GEBT, pursuant to their respective rights under the Investment Agreements, is entitled to designate one person (reasonably satisfactory to the Company) for election to the Board. Ford is presently entitled to designate at least one such person, and may in the future be entitled to designate more, depending upon and in proportion to its percentage ownership in the Company. In the event Ford owns at least 20% of the Company's outstanding voting securities, it is entitled to designate a minimum of two directors. The GEBT's right to designate a person for election to the Board will be exercised by an investment manager pursuant to a direction from the Investment Committee of the GEBT, provided that the investment manager may decline to nominate the person who the Investment Committee directs it to designate if such manager determines that its fiduciary duties under the Employee Retirement Income Security Act of 1974 requires it to do so. Neither Ford nor the GEBT will be entitled to designate any persons for election to the Board if its respective percentage ownership of the voting power of the Company's voting securities drops to below 10% as a result of the transfer of voting securities. Messrs. Dabrowski and Mead have been nominated to serve as directors of the Company pursuant to the Ford and Tenneco Investment Agreements, respectively. See director nominee table beginning on page 3.

  The term of each Investment Agreement is until the earliest of (i) the later of six years and the first date on which the respective Investor ceases to beneficially own voting securities representing at least 5% of the total voting power of all then outstanding voting securities, and (ii) ten years; provided, however, that certain provisions of the respective Investment Agreements will explicitly survive their stated terms. Among the provisions which survive termination of the agreement are the registration rights and share transfer restrictions set forth in the Investment Agreement.

Other Transactions and Arrangements

  Ford Motor Company and its affiliates purchase diesel engines, diesel engine parts and related products from the Company. The Company reimburses certain of Ford's warranty costs associated with these products and also purchases gasoline engines and parts from Ford. During 1995, Ford paid the Company approximately $367,100,000 and the Company paid Ford approximately $12,600,000 in connection with such transactions. Purchases of product on open account were made on terms generally available to unaffiliated third parties at prices determined through arms-length negotiation based upon market conditions and other factors. The terms of sale for midrange engines to Ford and the pricing for these products are governed by the Company's midrange engine supply agreement with Ford.

  Case Corporation and other subsidiaries of Tenneco Inc. purchase heavy-duty and midrange diesel engines, components, service parts and related products and services from the Company and its affiliates and the Company purchases engine parts and components from Case. In 1995, Case and other Tenneco subsidiaries paid the Company approximately $46,500,000 and the Company paid Case approximately $833,000 for such purchases. In addition, a subsidiary of Case and a subsidiary of the Company are partners in a joint venture which manufactures midrange diesel engines for Case and the Company. Pursuant to the partnership agreements, Case pays the Company for technical support and engine order management services, and the Company pays Case for utilizing Case's surplus joint venture manufacturing capacity. During 1995, Case paid the Company approximately $7,065,000 and the Company paid Case approximately $2,389,000 pursuant to such agreements. Purchases from the Company were made on terms generally available to unaffiliated third parties at prices determined through arms-length negotiation based upon market conditions and other factors. Case's purchases from the Case-Cummins joint venture, and the prices paid for such purchases, are governed by the terms of the joint venture agreements.

  During 1995, the Company had agreements with companies owned or controlled by Mr. J. I. Miller, whereby the Company leased office space from and shared the expense of dining room and food services with such companies. The net amount paid by the Company was $268,985. The Company believes such amount is competitive with the amount that it would have paid to unrelated third parties for comparable space and services.

  Pursuant to the Company's 1986 Stock Option Plan, 1992 Stock Incentive Plan and its Key Employee Stock Investment Plan, certain officers have exercised options and purchased shares of Common Stock of the Company on an installment basis. The interest rate on these loans is the minimum annual rate permitted under the Internal Revenue Code without imputation of income. The following table shows, as to those executive officers and directors of the Company who were indebted to the Company in excess of $60,000 since January 1, 1995, the largest aggregate amount owed for such purchases and loans at any time since January 1, 1995, and the amount owed as of January 31, 1996:

                                                                   AMOUNT OF
                                                     LARGEST      INDEBTEDNESS
                                                    AMOUNT OF        AS OF
                                                   INDEBTEDNESS JANUARY 31, 1996
                                                   ------------ ----------------
      M. E. Chesnut............................... $ 80,750.00    $ 80,750.00
      C. R. Cordaro............................... $220,000.00    $220,000.00
      R. L. Fealy................................. $ 71,500.00    $      0.00
      M. R. Gerstle............................... $ 70,162.50    $ 70,162.50
      J. A. Henderson............................. $358,087.42    $316,103.44
      M. D. Jones................................. $196,125.00    $196,125.00
      T. M. Solso................................. $182,500.00    $182,500.00
      R. B. Stoner................................ $225,000.00    $225,000.00

  The Company has a policy of purchasing from employees of the Company shares of Common Stock of the Company that have been acquired under the Key Employee Stock Investment Plan, 1986 Stock Option Plan and 1992 Stock Incentive Plan. The purchase price for such shares is the closing price quoted on the New York Stock Exchange Composite Tape on the date of purchase. During 1995, one executive officer sold shares to the Company pursuant to this policy.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

                                    (ITEM 2)

  The Board of Directors has voted to appoint Arthur Andersen LLP as the firm of independent public accountants to audit the accounts of the Company for the year 1996. Arthur Andersen LLP has acted as independent public accountants for the Company since 1952. Although the selection and appointment of independent public accountants is not required to be submitted to a vote of the shareholders, the Board of Directors has decided, as in the past, to ask the Company's shareholders to ratify the appointment. A representative of Arthur Andersen LLP will be present, will have the opportunity to make a statement and will be available to answer appropriate questions at the Annual Meeting of Shareholders.

  The proposal to ratify the appointment of Arthur Andersen LLP as the firm of independent public accountants to audit the accounts of the Company for the year 1996 will be adopted if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. Votes cast against and abstentions on the Item will be counted as votes against the Item. Broker non-votes will not change the number of votes cast for or against the Item. If the shareholders do not ratify the selection of Arthur Andersen LLP, the selection of independent public accountants will be determined by the Audit Committee and the Board of Directors after careful consideration of all information submitted by shareholders.

  The Board of Directors recommends that shareholders vote FOR this Proposal.

                                 OTHER BUSINESS

  The Board of Directors does not know of any business to be presented for action at the meeting other than that set forth in Items 1 and 2 of the Notice of Annual Meeting of Shareholders. However, if other business properly comes before the Meeting, the persons named in the enclosed proxy will vote the returned proxies as the Board of Directors recommends.

                               OTHER INFORMATION

                           1996 SHAREHOLDER PROPOSALS

  Proposals intended to be presented by shareholders of the Company at the 1997 Annual Meeting of Shareholders must be submitted to and received by the Secretary of the Corporation for inclusion in the Company's proxy statement and form of proxy for that Meeting not later than November 4, 1996.

                            EXPENSES OF SOLICITATION

  The cost of this proxy solicitation will be borne by the Company. Morrow & Co., 345 Hudson Street, New York, New York 10013, has been retained to assist in the solicitation of proxies and will receive a fee not to exceed $6,500 plus expenses. Proxies may also be solicited by directors, officers and employees of the Company at no additional cost. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock and will be reimbursed for their reasonable expenses incurred in forwarding such matters.

March 4, 1996

                        NOMINEES FOR BOARD OF DIRECTORS


[PHOTO APPEARS HERE]     Mr. Henderson was elected Chairman of the Board of
     JAMES A.            the Corporation in 1995 after serving as Chief
    HENDERSON            Executive Officer since 1994 and its President since
                         1977. He received a Bachelor of Arts degree from Princeton University in 1956, served in the U.S. Navy and received an M.B.A. from Harvard in 1963. He joined the Corporation in 1964 as Assistant to the Chairman and in 1965 was elected Vice President--
                         Management Development. After serving as Vice
                         President--Personnel and Vice President--Operations,
                         Mr. Henderson was elected Executive Vice President in
                         1971. He was also Chief Operating Officer from 1975 to 1994. He serves as a Director of Inland Steel
                         Industries, Inc., American Information Technologies
                         Corporation, Landmark Communications, Inc., and Rohm and Haas Company. He is also President of the Board of Trustees, The Culver Educational Foundation, a member of the Policy Committee of the Business
                         Roundtable, and a member of The Business Council.




[PHOTO APPEARS HERE]     Mr. Solso was elected President and Chief Operating
THEODORE M. SOLSO        Officer of the Corporation in 1995 after serving as
                         Executive Vice President--Operations since 1992 and
                         Chief Operating Officer since 1994. From 1988 to 1992 he was Vice President and General Manager--Engine
                         Business after serving in various other executive positions with the Corporation. Mr. Solso received a B.A. from DePauw University in 1969 and an M.B.A.
                         degree from Harvard University in 1971. He is a Director of Cyprus Amax Minerals Company and Irwin
                         Financial Corporation, and is a member of the boards of Cummins Engine Foundation, Heritage Fund of
                         Bartholomew County and Otter Creek Golf Course in
                         Columbus, Indiana. He is also a member of the Board of Trustees, DePauw University and of the Dean's
                         Advisory Boards of the Schools of Business of Hofstra
                         University and Indiana University.

[PHOTO APPEARS HERE]     Dr. Brown is Counselor at the Center for Strategic
HAROLD BROWN             and International Studies and a partner in the
                         venture banking firm of Warburg, Pincus & Co. Dr.
                         Brown received an A.B. in 1945, an A.M. in 1946 and a Ph.D. in Physics in 1949, all from Columbia
                         University. From 1947 to 1952, he taught and held research positions at Columbia, the Stevens Institute of Technology and the University of California at Berkeley. He then was associated with Livermore
                         Laboratory at the University of California, becoming
                         Director in 1960. Dr. Brown was Director of Defense
                         Research and Engineering from 1961 until 1965, when he was named Secretary of the Air Force, a position he held until 1969 when he became President of the California Institute of Technology. From January,
                         1977 until January, 1981, he served as Secretary of Defense. From 1981 until 1984, he was Distinguished
                         Visiting Professor and from 1984 until June, 1992,
                         Chairman of the Foreign Policy Institute at The Johns
                         Hopkins University. Dr. Brown is a member of the National Academy of Sciences, the National Academy of
                         Engineering and a Fellow of the American Physical
                         Society. He is a Director of Alumax, Inc., Evergreen
                         Holdings, Inc., International Business Machines
                         Corporation, Mattel, Inc. and Philip Morris
                         Companies, Inc. He is a Trustee of the California
                         Institute of Technology and the Rand Corporation.


[PHOTO APPEARS HERE]     Mr. Dabrowski is Vice President, Commercial Truck
KENNETH R.               Vehicle Center, Ford Automotive Operations. Mr.
DABROWSKI                Dabrowski received bachelor's and master's degrees in
                         Mechanical Engineering from the University of Detroit and an M.B.A. from Wayne State University. He joined
                         Ford Motor Company in 1964 as a co-op student, advancing through a number of positions in Engineering and Car Product Development until being named Manager, Vehicle Engineering Department in
                         1973. From 1978 to 1985, Mr. Dabrowski served in a number of executive engineering positions at Ford, being appointed Executive Director, Body Engineering,
                         North American Automotive Operations in 1991. He became Executive Director, Product Strategy Office in
                         1994, and was named to his current position in September, 1994. He is a director of Geometric
                         Results, Inc., a Ford subsidiary, a member of the Xerox Board of Engineering Excellence Board of
                         Directors, a director of Jiangling Motors Company,
                         China, and a member of the Engineering Society of Detroit Board of Directors.

[PHOTO APPEARS HERE]     Mr. Darnall is Chairman, President and Chief
ROBERT J. DARNALL        Executive Officer of Inland Steel Industries, Inc.
                         Mr. Darnall is a graduate of DePauw University, B.A.
                         in Mathematics in 1960; Columbia University, B.S. in
                         Civil Engineering in 1962; and the University of Chicago, M.B.A. in 1973. He joined the Inland Steel
                         Company, predecessor of Inland Steel Industries, in
                         1962. Mr. Darnall advanced through a number of positions at the company's Indiana Harbor Works steel plant, becoming General Manager in 1979. He was elected Vice President, Engineering and Corporate
                         Planning, in 1981, and Executive Vice President in
                         1982, at which time he was also elected to Inland's
                         Board of Directors. In 1984, he was elected President of Inland Steel Company and Chief Operating Officer of its Integrated Steel business segment. He became
                         President and Chief Operating Officer of Inland Steel
                         Industries, Inc. in 1986, and was named to his current position in 1992. He serves as a Director of Household International, Inc. and as a Trustee or Director of DePauw University, The University of
                         Chicago, the Glenwood School for Boys, and Junior
                         Achievement of Chicago.



[PHOTO APPEARS HERE]     Mr. Elisha is Chairman and Chief Executive Officer of
WALTER Y. ELISHA         Springs Industries, Inc. Mr. Elisha is a graduate of
                         Wabash College and the Harvard Business School. He has been a Director of Springs Industries, Inc. since
                         1980 and served as President and Chief Operating
                         Officer from 1980 to 1981. Mr. Elisha has served as Springs Industries, Inc.'s Chief Executive Officer since 1981 and has been Chairman of its Board since
                         1983. Mr. Elisha also serves on the Board of Directors for AT&T. Mr. Elisha is a trustee of the Brookings Institution and of the Committee for Economic Development, a member of The Business
                         Roundtable serving on its Policy Committee, the Business Council, the Council on Competitiveness, and is a member of the President's Advisory Committee for Trade Policy and Negotiations, and is President of the American Textile Manufacturers Institute. He is also a member of the Board of Directors of the Associates of the Harvard Business School.

[PHOTO APPEARS HERE]     Mrs. Gray is President Emeritus and Professor of
  HANNA H. GRAY          History, University of Chicago. Mrs. Gray was
                         graduated with a B.A. from Bryn Mawr College in 1950 and a Ph. D. from Harvard in 1957. During 1950-51 she was a Fulbright scholar at Oxford. She was an Instructor at Bryn Mawr in 1953-54 and was on the Harvard faculty from 1955-60. She became an Assistant
                         Professor at the University of Chicago in 1961, was promoted to Associate Professor in 1964 and in 1972 was appointed Dean and Professor of History at Northwestern University. Mrs. Gray was Provost and
                         Professor of History at Yale from 1974 to 1978 and was acting President from 1977-78. She served as President of the University of Chicago from 1978-
                         1993. She became President Emeritus of the University of Chicago in 1993 and is now the Harry Pratt Judson
                         Distinguished Service Professor of History. Mrs. Gray is a Fellow of the American Academy of Arts and Sciences and a Trustee of numerous educational institutions. She is also a Director of J.P. Morgan and Company and Morgan Guaranty Trust Company,
                         Atlantic Richfield Company, and American Information
                         Technologies Corporation.


[PHOTO APPEARS HERE]     Mr. Mead is Chairman and Chief Executive Officer of
   DANA G. MEAD          Tenneco Inc. Mr. Mead received a bachelor of science
                         in engineering from the U.S. Military Academy, West
                         Point, and a Ph.D. in political science and economics from Massachusetts Institute of Technology. Following a distinguished military career in regular Army units in West Germany and Vietnam, and faculty and administrative positions at the U.S. Military
                         Academy, he retired in 1978 having achieved the rank of Colonel. In addition, from 1970 to 1974, Mr. Mead served first as associate and then as deputy director of the Domestic Council in the administration of former President Nixon. He was also a White House
                         Fellow from 1970 to 1971. Since 1978, Mr. Mead held various management and senior executive positions at International Paper Co., where he was an executive vice president and a director prior to joining
                         Tenneco in 1992. In addition to his role as Tenneco's
                         Chairman and Chief Executive Officer and a member of its board of directors, he is also Chairman of Case
                         Corporation, a Tenneco subsidiary that manufactures and markets agricultural and construction equipment.
                         Mr. Mead serves on the board of National Westminster
                         Bancorp, Alco Standard Corporation and Baker Hughes
                         Incorporated. He is the Chairman of the National
                         Association of Manufacturers, a member of the President's Commission on White House Fellowships, a
                         Trustee-At-Large for the Association of Graduates, U.S. Military Academy, West Point, a member of the
                         Board of Trustees of the Logistics Management
                         Institute, and a member of the Massachusetts
                         Institute of Technology Corporation Nominating
                         Committee and the Political Science Visiting
                         Committee.

[PHOTO APPEARS HERE]     Mr. Miller is the former Chairman of Cummins. Mr.
 J. IRWIN MILLER         Miller joined Cummins in 1934 as Vice President and
                         General Manager after receiving a B.A. from Yale
                         University and an M.A. from Oxford University. He was named Executive Vice President of the Corporation in 1944, was President from 1947 to 1951 and was Chairman of the Board from 1951 to 1977. He is a Director of Irwin Financial Corporation, Columbus,
                         Indiana, and of the Irwin Management Company, Inc. He is a member of The Business Council. He is also a member of the American Academy of Arts and Sciences, and of the American Philosophical Society.




[PHOTO APPEARS HERE]     Mr. Miller is Chairman of Irwin Financial
WILLIAM I. MILLER        Corporation. Mr. Miller received a B.A. from Yale
                         University in 1978 and an M.B.A. degree from Stanford
                         University in 1981. He was President of Irwin
                         Management Company, a family investment management company, from 1984 to 1990. Since September, 1990, he has been Chairman of Irwin Financial Corporation, a publicly traded diversified financial services company, of which he has been a Director since 1985.
                         Mr. Miller continues to serve as Chairman of the Board and a Director of Irwin Management Company and as Chairman of the Board of Tipton Lakes Company (a real estate development firm). Mr. Miller is a Director of Tennant Company (a manufacturer of industrial cleaning equipment), a Director of the New
                         Perspective Fund, Inc. and a Trustee of the EuroPacific Growth Fund (both are mutual funds). Mr.
                         Miller also is a Trustee of The Taft School,
                         Watertown, CT, and Public Radio International,
                         Minneapolis, MN.

[PHOTO APPEARS HERE]     Mr. Perkins is the former Chairman of Jewel
DONALD S. PERKINS        Companies, Inc. Mr. Perkins graduated from Yale
                         University and the Harvard Business School. He served in the U.S. Merchant Marines in the mid 1940s and the Air Force in the early 1950s. Starting as a trainee with the then Jewel Tea Company in 1953, he was elected Vice President in 1960, Executive Vice
                         President three years later, President in 1965 and Chairman and Chief Executive Officer in 1970. He retired from Jewel Companies, Inc. in 1983. Mr.
                         Perkins also serves as a Director of the American
                         Telephone & Telegraph Company, AON Corporation,
                         Current Assets, Illinova, Inland Steel Industries,
                         Inc., LaSalle Street Fund, The Putnam Funds, Springs
                         Industries, Inc. and Time Warner Incorporated. He is an Honorary trustee of The Brookings Institution, trustee and Vice Chairman of Northwestern University, trustee of the Hospital Research and Educational
                         Trust, Honorary Chairman of The Illinois Coalition and Protector of the Thyssen-Bornemisza Continuity
                         Trust. He is also a member of The Business Council, the Civic Committee of The Commercial Club of
                         Chicago, a Director of the Associates of the Harvard
                         Business School, the Golden Apple Foundation,
                         Leadership for Quality Education and a member of the Spencer Stuart Advisory Board.




[PHOTO APPEARS HERE]     Mr. Ruckelshaus is Chairman of Browning-Ferris
    WILLIAM D.           Industries, Inc. Mr. Ruckelshaus received a B.A. from
   RUCKELSHAUS           Princeton in 1957 and an LL. B. from Harvard in 1960
                         after serving in the U.S. Army. He was Deputy
                         Attorney General and Chief Counsel in the Indiana
                         Attorney General's Office from 1960-65. He was elected to the Indiana House of Representatives, where he served as Majority Leader in the 1967 session. Mr. Ruckelshaus first served in the Federal
                         Government from January, 1969 to October, 1973, as
                         Assistant Attorney General, as Administrator of the
                         Environmental Protection Agency, Acting Director of the F.B.I. and Deputy Attorney General. He returned as Administrator of the Environmental Protection
                         Agency from 1983 through January, 1985. He practiced law in Washington, D.C., from 1973 until joining
                         Weyerhaeuser in 1976 as Senior Vice President. He was a partner in the law firm of Perkins Coie, with offices in Seattle, Portland, Anchorage and Washington, D.C. from 1985 to 1988. Mr. Ruckelshaus is a Director of Monsanto, Inc., Nordstrom, Inc.,
                         Texas Commerce Bankshares, Inc. and Weyerhaeuser
                         Company.

[PHOTO APPEARS HERE]     Mr. Schacht was named Chairman and Chief Executive
 HENRY B. SCHACHT        Officer of Lucent Technologies in 1995. Mr. Schacht
                         served as Chairman of the Board of the Corporation from 1977 to 1995 and Chief Executive Officer from
                         1973 to 1994. He was President of the Corporation from 1969 to 1977. Mr. Schacht joined Cummins as Vice
                         President--Finance in 1964, and served in various executive positions. He earned a B.S. in Industrial
                         Administration from Yale in 1956 and, after serving in the U.S. Navy, an M.B.A. from Harvard in 1962. Mr.
                         Schacht was with Irwin Management Company before joining Cummins. He is a Director of American
                         Telephone and Telegraph Company, Aluminum Company of
                         America and The Chase Manhattan Corporation; a
                         Trustee of The Yale Corporation, Committee for
                         Economic Development and The Ford Foundation; and a member of the Council for Foreign Relations, Inc. and The Business Council.




[PHOTO APPEARS HERE]     Mr. Thomas is President of The Ford Foundation. Mr.
   FRANKLIN A.           Thomas received a B.A. from Columbia University in
      THOMAS             1956 and an LL. B. in 1963. From 1956 to 1960, he was
                         a navigator with the U.S. Air Force. Mr. Thomas served as attorney for the Federal Housing Finance
                         Agency (1963-64), Assistant U.S. Attorney for the
                         Southern District of New York (1964) and a Deputy
                         Police Commissioner for New York City (1965-67). Mr.
                         Thomas was President and Chief Executive Officer of the Bedford Stuyvesant Restoration Corporation from
                         1967 to 1977. He was an attorney and consultant engaged in private practice from 1977 to 1979. He is also a Director of AT&T, Citicorp/Citibank, N.A.,
                         Alcoa, and PepsiCo. and serves as a Trustee for The
                         Ford Foundation.

[PHOTO APPEARS HERE]     Mr. Wilson has been Chairman and Chief Executive
   J. LAWRENCE           Officer of Rohm and Haas Company since 1988. Mr.
      WILSON             Wilson received a bachelor's degree in mechanical
                         engineering from Vanderbilt University in 1958 and an M.B.A. from Harvard University in 1963. He served as an officer in the U.S. Navy from 1958 to 1961. Mr.
                         Wilson joined Rohm and Haas Company in 1965 as an operations research analyst. He has since held positions as President of a medical products subsidiary, Director of the European region, Treasurer and Chief Financial Officer, Business
                         Director for the Industrial Chemicals Group, Group
                         Vice President in charge of the company's
                         Administrative and Finance Division and the Corporate
                         Business Department, and Vice Chairman. Mr. Wilson has been a Director of Rohm and Haas Company since
                         1977. Mr. Wilson is a member of the board of Vanderbilt University, and the Vanguard Group of
                         Investment Companies. He serves as Chairman of the Board of the Philadelphia High School Academies, Inc.
                         and is Chairman of the Executive Committee of The
                         Chemical Manufacturers Association.

                       CUMMINS ANNUAL SHAREHOLDER MEETING
                       APRIL 9, 1996--10:30 A.M. (E.S.T.)
                      COLUMBUS EAST HIGH SCHOOL AUDITORIUM



                              [MAP APPEARS HERE]

                        CUMMINS ENGINE COMPANY, INC.

           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
P               THE COMPANY FOR ANNUAL MEETING APRIL 9, 1996
R
O
X
Y

    The undersigned hereby constitutes and appoints J. Irwin Miller, Henry
    B. Schacht and Franklin A. Thomas, and each of them, true and lawful agents with full power of substitution in each, to vote as proxy of the undersigned at the Annual Meeting of the shareholders of Cummins Engine Company, Inc. to be held at the Columbus East High School Auditorium, 230 South Marr Road, Columbus, Indiana on April 9, 1996, and at any adjournments thereof, on all matters coming before said meeting.

    [_] BENEFIT TRUST PARTICIPANTS ONLY: By marking this box, the undersigned hereby instructs the respective Trustees of the Company's Employee Stock Ownership Trust and Cummins Stock Fund portion of the Company's Retirement and Savings Plan to vote at said meeting the number of shares of common stock of the Company held on the undersigned's behalf in said Benefit Trusts ("Plan Shares") in the manner designated on this Proxy.

    Election of Directors, Nominees:
    Harold Brown, Kenneth R. Dabrowski, Robert J. Darnall, Walter Y. Elisha, Hanna H. Gray, James A. Henderson, Dana G. Mead, J. Irwin Miller, William I. Miller, Donald S. Perkins, William D. Ruckelshaus, Henry B. Schacht, Theodore M. Solso, Franklin A. Thomas, J. Lawrence Wilson.

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. EXCEPT FOR PLAN SHARES, YOU NEED NOT MARK ANY ITEM BOXES IF YOU WISH TO VOTE SHARES IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                  SEE REVERSE
                                                                     SIDE
 -------------------------------------------------------------------------------


[X] PLEASE                                                                 3111
    MARK YOUR VOTES AS                                                     ----
    IN THIS EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, AND 2, BUT
PLAN SHARES WILL BE VOTED IN ACCORDANCE WITH THE PROVISIONS OF THE BENEFIT
TRUSTS.
--------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
--------------------------------------------------------------------------------
1. Election of Directors. (see reverse)
   FOR  [_]   WITHHELD  [_]

   For, except vote withheld from the following nominee(s):

   --------------------------------------------------------


2. Proposal to ratify Arthur Andersen LLP as independent accountants.
   FOR  [_]    AGAINST  [_]    ABSTAIN  [_]

TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL DIRECTOR NOMINEE, MARK ITEM 1 BOX "FOR" AND LIST NOMINEE'S NAME FOR WHICH AUTHORITY IS WITHHELD; OTHERWISE, MARK "FOR" TO VOTE FOR ALL NOMINEES OR "WITHHELD" TO WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES.

-------------------------------------------------------------------------------

  The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.


NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                                               --------------------------------
                                               SIGNATURE            DATE


                                               --------------------------------
                                               SIGNATURE            DATE

                                                     March 4, 1996

Dear Fellow Employee:

     As a shareholder of Cummins stock, you are receiving today the Annual Report to Shareholders, Proxy Statement and Proxy Card. In addition to other Cummins shares you may own, you are a shareholder of Cummins stock through your participation in the Cummins Employee Stock Ownership Plan ("ESOP") or Cummins Stock Fund ("CSF") portions of the Cummins Retirement and Savings Plan, or both.

     Each year, shareholders have an opportunity to elect Cummins' Board of Directors and to vote on other business matters described in the Proxy Statement. The ESOP and CSF Trustees are the only shareholders of record for your benefit plan shares and will vote on the proposals in the Proxy based on your Proxy Card vote. All shares held in the ESOP that are not voted or have not been credited to employee accounts will be voted by the Trustee on each proposal in the same proportion as all shares voted on that proposal by ESOP participants. Please complete and return your Proxy Card in the enclosed envelope as soon as possible. Be sure to mark the box on the face of the Proxy Card to designate it as a Trustee instruction.

     If you own additional shares of Cummins Stock, you should not receive a separate packet of materials for those shares unless they are held in a brokerage or custodial account on your behalf. With that exception, voting of all your shares is intended to be accommodated on one Proxy Card.

     ESOP participants who retired or otherwise ceased employment during the fourth quarter of 1995 will be receiving a distribution of shares of stock and cash for partial shares or cash in lieu of all shares if so elected, in the next several weeks. Until such distribution, all former employees are considered plan participants and should complete and return the enclosed Proxy Card if they desire to vote their plan shares.

     Should you have questions about the shareholder materials, please contact Mark Gerstle (812-377-3520).

                                   Sincerely,



B.S.Pitts/jdm                  Vice President - Human Resources